EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the proxy statement/prospectus, which is referred to and made part of this Amendment No. 4 to the Registration Statement on Form S-4 (No. 333-185742) of Gulf Coast Ultra Deep Royalty Trust for the registration of Royalty Trust Units and to the incorporation by reference therein of our reports dated February 22, 2013, with respect to the consolidated financial statements of McMoRan Exploration Co. and the effectiveness of internal control over financial reporting of McMoRan Exploration Co. included in its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana

April 16, 2013